PROSPECTUS	Filed pursuant to 424(b)(3) Registration Statement No. 333-189164

Engage Mobility, Inc.

6,250,000 SHARES OF COMMON STOCK

Engage Mobility, Inc. (“we”, “us”, or the “Company”) is offering for sale a maximum of 6,250,000 shares of its common stock, with no par, at a fixed price of $2.00 per share. There is no minimum number of shares that must be sold by us for the offering to close, and therefore we may receive no proceeds or very minimal proceeds from the offering. The aggregate offering price of all securities sold under this prospectus may not exceed $12,500,000.

We will retain the proceeds from the sale of any of the offered shares that are sold.  The offering is being conducted on a self-underwritten, best efforts basis, which means our directors and officers. This prospectus will permit our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. The Company may not sell the shares to the public until this registration statement is declared effective by the Securities and Exchange Commission (the “SEC”).

We have no arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from sales of shares to the public pursuant to this offering will be immediately available to us for our use and retained by us regardless of whether or not there are any additional sales under this offering. You will not have the right to withdraw your funds during the offering. We may offer and sell these securities through the method described under “Plan of Distribution” in this prospectus.

Below is a summary of proceeds, before and after calculating aggregate offering costs of approximately $100,000 together with 20% of gross proceeds together, which we may receive from the sale of the shares in the offering:

Percentage of Shares Sold	Shares Sold	Gross Proceeds to Company	Net Proceeds to Company after Offering Costs
25%	1,562,500	$3,125,000	$3,025,000
50%	3,125,000	$6,250,000	$6,150,000
75%	4,687,500	$9,375,000	$9,275,000
100%	6,250,000	$12,500,000	$12,400,000

The offering will terminate upon the earlier to occur of: (i) the sale of all 6,250,000 shares being offered, or (ii) 365 days after this registration statement is declared effective by the SEC.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the ticker symbol “ENGA.” Our most recent closing stock price, as of March 31, 2014, was $3.90 per share.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2014

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

“We,” “us,” “our company,” “our,” “Engage Mobility” and the “Company” refer to Engage Mobility, Inc., but do not include the shareholders of Engage Mobility, Inc.

Business Overview

We were incorporated, under the name MarketKast, Inc., under the laws of the State of Florida on December 28, 2011 and we are a development stage company.  On March 22, 2013, we filed Articles of Amendment to our Articles of Incorporation (the “Amendment”) to change our name from “MarketKast, Incorporated” to “Engage Mobility, Inc.” The Amendment was effective as of March 22, 2013. In connection with the name change, our trading symbol was changed from “MRKK” to “ENGA,” effective April 4, 2013.

We function as a provider of mobile marketing systems and solutions for business.  We combine relevant technologies, data management and delivery and proprietary marketing methodology to assist business owners with marketing their products or services.

In January 2013, we entered into a Technology License Agreement with Total Communicator Solutions, Inc. pursuant to which we are licensed, on a perpetual term, to use certain mobile augmented reality technology. We intend to integrate that technology into a Mobile Engagement System and launch that system during the first fiscal quarter of 2014.

Our Mobile Engagement System will include an augmented reality (AR) user interface that will allow businesses to make their printed images “come to life” in video. This is accomplished through image recognition technology that causes an image to be recognized by a smart phone or similar mobile device when the Engage AR app has been downloaded and the device is held up to the image. At that moment the image is sent to the cloud where it is associated with a particular video asset and a video is then played for the user on top of the printed image. The video asset is created, selected and managed by the business owner through our back end Mobile Customer Relationship Manager (MCRM).

Once the initial engagement occurs between business and customer through the AR platform, the customer is further engaged by the business through the MCRM, and the business is then able to continuously interact with the customer through push notification, loyalty and rewards programs and is able to use the MCRM for purpose of obtaining real time analytics into customer location and behavioral patterns.

Finally, we will utilize our marketing and data delivery methodologies and systems for the purpose of assisting the business owner in building and interacting with its customer base.

We believe our Mobile Engagement System will be the most complete augmented reality platform and MCRM for business when it is introduced to market, and that it will provide a compelling and cost effective way for businesses of all size and type to reach new and existing customers, and to interact with those customers in the desired mobile environment.

As of May 2013 we have taken the following steps to become an operating company:

1.
We entered into a Technology License Agreement for with Total Communicator Solutions, Inc. pursuant to which we licensed, on a perpetual term, certain mobile augmented reality technology. We have begun the development of Engage Mobile Augmented Reality (AR) browser, mobile application and back end Mobile Customer Relationship Manager (MCRM), with the goal of launching our Mobile AR Marketing system in 2014.

2.
We have developed and launched a video marketing and data delivery system utilizing proprietary video engagement tools and processes, and we have acquired, built and integrated a database of approximately 40 million users into our data delivery platform. We are in the process of integrating our Mobile AR platform, MCRM, data delivery system and video marketing methodology into a single integrated Mobile Engagement System for business, and we anticipate completing and launching that system in the summer of 2013.

3.
We developed and launched a targeted video delivery system under the brand name TargetKast in fiscal 2013. TargetKast is a proprietary video marketing system whereby we deliver a corporate or marketing video, on behalf of our clients, to a specific audience selected from our database of approximately 40 million users, based on criteria established by our client relative to their business objectives. We will integrate TargetKast into our Mobile Engagement System, and will offer the system to clients for purpose of building their customer base.

4.
We launched our NewsKast video press release product in fiscal 2013. NewsKast is a video news release service, which includes both conventional wire news release as well as additional distribution of news in video form through the various video sharing sites, or through our own NewsKast video channel.  We can either use the client’s video content or assist the client in creating a video content about the news. We have begun to experience some initial sales of our NewsKast product as of May 2013.

During the next 12 months we intend to take the following additional steps to market our products and services:

1.
We expect to launch our Mobile Engagement System in fiscal 2014 and bring our mobile augmented reality (AR) technology, browser, MCRM and data and video delivery platforms to market at the same time, in one integrated system. We expect to market the Mobile Engagement System through direct marketing via the internet, through trade shows and seminars, through the hiring of both national and local sales personnel, through channel partners, independent reps and telesales. Subject to availability of capital, we intend to implement all of these sales initiatives during the first quarter of 2014. This will involve hiring a national sales manager, a number of local sales managers and local sales representatives in up to 50 local markets, five to 15 telesales people, as well as associated staffs. The cost of marketing our mobile AR platform is estimated to be between $50,000 and $250,000 per month, but will be scaled in if and when capital is available.

2.
We expect to continue to market our MarketKast suite of products as up-sales to our mobile AR marketing system. We plan to market these products through the same sales personnel and plans as listed above, and offer MarketKast as follow-on or add-on products and services. The costs associated with marketing MarketKast products and services are expected to be included within the marketing budget outlined in 1 above.

We have a current burn rate, as of May 2013, of approximately $30,000 to $50,000 per month. It includes office rental expenses, payroll, consulting fees, insurance, marketing, travel, telephone, internet and other office expenses, legal and accounting expenses and other miscellaneous expenses including filing fees, transfer agent fees and other costs of being public.

Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of fiscal 2014, we will need to raise additional capital of between $30,000 and $50,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $1,000,000 to $10,000,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $1,000,000 to $10,000,000 of financing will need to be raised in fiscal 2014 in order to effectively implement our business plan.  However, there is no assurance that we will be able to raise any capital in the future, or that capital will be available on terms acceptable to us.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 9.

Corporate Information

The address of our principal executive office is at 2295 S. Hiawassee Rd, Ste. 414, Orlando, Florida, 32835, and our telephone number is (407)329-7404. We maintain a website at www.engagemobility.com, www.engagenow.com  and www.marketkast.com . Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	A requirement to have only two years of audited financial statements and only two years of related MD&A;

●	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected not to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

THE OFFERING

Shares of common stock offered by the Company	6,250,000

Shares of common stock outstanding before the offering, as of July 22, 2013	20,126,500

Shares of common stock outstanding after the offering, based on the shares outstanding as of July 22, 2013	26,376,500

Terms of the offering	The Company, through its officers and directors, will sell the shares upon effectiveness of this prospectus.

Trading Market	Our common stock is quoted on the OTCBB under the trading symbol “ENGA.”

Use of proceeds	The Company shall use the proceeds for marketing and sales, hiring of personnel, product development, corporate marketing and investor relations and for general working capital purposes.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our common stock.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Risks Relating to Our Business

We operate in an immature industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

We derive nearly all of our revenue from the sale of marketing services, which is an immature industry that has undergone rapid and dramatic changes in its short history. The industry in which we operate is characterized by rapidly changing technology, evolving industry standards, and changing user and client demands. Our business model is also evolving and is distinct from many other companies in our industry, and it may not be successful. As a result of these factors, the future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in an immature industry with an evolving business model such as ours. Some of these risks and uncertainties relate to our ability to:

●	maintain and expand client relationships;

●	sustain and increase the number of customers on behalf of our clients marketing plans;

●	manage our expanding operations and implement and improve our operational, financial and management controls;

●	overcome challenges presented by adverse global economic conditions as they impact spending in our client verticals;

●	raise capital at attractive costs, or at all;

●	successfully expand our footprint in our existing client verticals and enter new client verticals;

●	respond effectively to competition and potential negative effects of competition on profit margins;

●	attract and retain qualified management, employees and independent service providers;

●	successfully introduce new processes and technologies and upgrade our existing technologies and services; and

●	respond to government regulations relating to the Internet, marketing in our client verticals, personal data protection, email, software technologies and other aspects of our business.

If we are unable to address these risks, our business, results of operations and prospects could suffer.

Our operating results may fluctuate and our future revenues and profitability are uncertain.

Our operating results have varied in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

●	current global economic and financial conditions as well as their impact on e-commerce, financial services, and the communications and Internet industries;

●	our success in direct marketing and promotional campaigns;

●	any changes to the scope and success of marketing efforts by third-parties;

●	market acceptance of our services by our new customers;

●	customer renewal rates and turnover of customers of our services,

●	continued development of our distribution channels for our products and services;

●	the impact of price changes in our products and services or our competitors' products and services;

●	the impact of decisions by distributors to offer competing or replacement products or modify or cease their marketing practices;

●	the availability of alternatives to our products;

●	seasonal fluctuations in business activity;

●	changes in marketing expenses related to promoting and distributing our services

●	potential attacks, including hacktivism, by nefarious actors, which could threaten the perceived reliability of our products and services;

●	changes in policies regarding Internet administration imposed by governments or governmental authorities outside the U.S.;

●	potential disruptions in regional registration behaviors due to catastrophic natural events or armed conflict; and

●	changes in the level of spending for information technology-related products and services by our customers.

Our operating expenses may increase. If an increase in our expenses is not accompanied by a corresponding increase in our revenues, our operating results will suffer, particularly as revenues from some of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures, which are expensed in full when incurred. From our inception through March 31, 2013 we experienced a net loss of $102,080 from our business operations. We have a current monthly burn rate of approximately $30,000 to $50,000 per month.

Due to all of the above factors, our revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future periods. If this were to occur, the market price of our common stock would likely decline.

Our operating results may continue to be adversely affected as a result of unfavorable market, economic, social and political conditions.

An unstable global economic, social and political environment may have a negative impact on demand for our services, our business and our operations, including the ongoing hostilities in the Middle East, natural disasters, the eurozone crisis and the U.S. economic environment. The economic, social and political environment has or may negatively impact, among other things:

●
our customers' continued growth and development of their businesses and our customers' ability to continue as going concerns or maintain their businesses, which could affect demand for our products and services;

●	current and future demand for our services, including decreases as a result of reduced spending on information technology and communications by our customers;

●	price competition for our products and services;

●	the price of our common stock;

●	our liquidity;

●	our ability to service our debt, to obtain financing or assume new debt obligations; and

●	our ability to obtain payment for outstanding debts owed to us by our customers or other parties with whom we do business.

In addition, to the extent that the economic, social and political environment impacts specific industry and geographic sectors in which many of our customers are concentrated, that may further negatively impact our business. If the market, economic, social and political conditions in the U.S. and globally do not improve, or if they further deteriorate, we may experience material adverse impacts on our business, operating results and financial position as a consequence of the above factors or otherwise.

The online and mobile marketing industry is highly competitive with many diverse competitors.

Many of our competitors are better funded than we are.  The technology we rely on to generate revenue is changing rapidly and we may not be able to keep up with the technological developments.  We do not hold patents or have any protectable intellectual property at this time that will prevent other competitors from developing our identical products and services and thereby controlling the market share of our industry.

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending in the United States and other parts of the world that affect not only the ultimate consumer, but also retailers. As a result, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain or improve our earnings from operations as a percentage of net sales. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

If we do not effectively manage our growth, our operating performance will suffer and we may lose clients.

We hope to experience, and to a certain extent have experienced, rapid growth in our operations, and we expect to experience further growth in our business, both through acquisitions and internally. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued rapid growth and acquisitions may make it more difficult for us to accomplish the following:

●	Successfully scale our technology to accommodate a larger business and integrate acquisitions;

●	maintain our standing with key vendors, including Internet search companies and third-party website publishers;

●	maintain our client service standards; and

●	develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures.

In addition, our personnel, systems, procedures and controls may be inadequate to support our future operations. The improvements required to manage our growth will require us to make significant expenditures, expand, train and manage our employee base and allocate valuable management resources. If we fail to effectively manage our growth, our operating performance will suffer and we may lose clients, key vendors and key personnel.

Our key personnel may provide only limited amounts of time to our business, which may cause our business to fail.

Our future ability to execute our business plan depends upon the continued service of our Chief Executive Officer , Chairman, and Secretary James S. Byrd, Jr., our President, COO, acting CFO, Treasurer and Director, Douglas S. Hackett, and other key technology, marketing, sales and support personnel or other employees.  Both of these gentlemen have significant other business interests, and neither will devote their full time and effort to our business. As such, they may be limited in the amount of time they can devote to the Company.  If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. In particular, the services of key members of our research and development team would be difficult to replace. We cannot assure that we will be able to retain or replace our key personnel.  Additionally, our officers, James S. Byrd, Jr. and Douglas S. Hackett are working for us for nominal compensation.  However, if we are successful in raising capital through this offering, Mr. Byrd and Mr. Hackett intend to take a base salary of between $150,000 and $250,000 per year each, depending on amount of capital raised and on sales and profitability.

Mr. Hackett and Mr. Byrd beneficially own and control the great majority of our common stock, and therefore they can exercise control over our company.

Our Chairman and CEO, James S. Byrd, Jr. and our President, Douglas S. Hackett beneficially own 99.4% of our common stock.  Therefore, Mr. Byrd and Mr. Hackett exercise strong control over our company, and have the ability to control our business.  Specifically, Mr. Byrd and Mr. Hackett have the ability to exercise voting control over how we conduct our business, including who serves as a director of our company, the hiring and firing of key employees, the issuance of additional shares or debt in our company, mergers and acquisitions among other items. There are risks inherently associated with having voting control over the company vested in the hands of two individuals, and that could impact how our company performs.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has generated very little revenue. Specifically, the Company, while in the development stage, is proceeding with its business plan. The Company has taken certain steps in furtherance of this business plan, but there is no guarantee as to our profitability or success.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to expand our client base through marketing and client acquisition programs. We cannot assure you that we will be able to successfully grow our client base to a level that is needed to sustain ourselves and become profitable. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

We currently do not have any agreements with our suppliers or customers. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, our business operations and financial results will be adversely affected.

We currently do not have any agreement with our suppliers or customers. We do not know if these suppliers or customers will continue to cooperate with us although we have a good relationship with them. Also, the terms of the transactions are not guaranteed and may be changed from time to time or subject to negotiation based on supply and demand. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, or if the terms of the transaction negatively change, our revenues and operations will be adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We anticipate that we will need additional capital to finance our business operations. Specifically, we have a current burn rate, as of March 31, 2013, of approximately $30,000 to $50,000 per month. Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of fiscal 2014, we will need to raise additional capital of between $30,000 and $50,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $1,000,000 to $10,000,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $1,000,000 to $10,000,000 of financing will need to be raised in fiscal 2014 in order to effectively implement our business plan.  However, there is no assurance that we will be able to raise any capital in the future, or that capital will be available on terms acceptable to us.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our business and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States, and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may need to hire additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Poor perception of our business or industry as a result of the actions of third parties could harm our reputation and adversely affect our business, financial condition and results of operations.

Our business is dependent on attracting a large number of visitors to our clients’ websites and providing leads and clicks to our clients, which depends in part on our reputation within the industry and with our clients. There are companies within our industry that regularly engage in activities that our clients’ customers may view as unlawful or inappropriate. These activities, such as spyware or deceptive promotions, by third parties may be seen by clients as characteristic of participants in our industry and, therefore, may have an adverse effect on the reputation of all participants in our industry, including us. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, consumer class action litigation, or the disclosure of information security breaches or private information misuse, could adversely affect our business, financial condition and results of operations.

If we fail to compete effectively against other online and mobile marketing companies and other competitors, we could lose clients and our revenue may decline.

The market for online and mobile marketing is intensely competitive. We expect this competition to continue to increase in the future. We perceive only limited barriers to entry to the online marketing industry. We plan to compete both for clients and for limited high quality advertising inventory. We also plan to compete for clients on the basis of a number of factors, including return on marketing expenditures, price, and client service.

We plan to compete with Internet and traditional media companies for a share of clients’ overall marketing budgets, including:

●	online or mobile marketing or media services providers;

●	offline and online advertising agencies;

●	major Internet portals and search engine companies with advertising networks such as Google, Yahoo!, MSN, and AOL;

●	other online marketing service providers, including online affiliate advertising networks and industry-specific portals or lead generation companies;

●	website publishers with their own sales forces that sell their online marketing services directly to clients;

●	in-house marketing groups at current or potential clients;

●	offline direct marketing agencies; and

●	television, radio and print companies.

As a result, we may not be able to compete successfully. Competition from other marketing service providers’ on- and offline offerings could affect both volume and price, and thus revenue. If we fail to deliver results that are superior to those that other online marketing service providers achieve, we could lose clients and our revenue may decline.

If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Competition for experienced management-level personnel in our industry is intense. Qualified individuals are in high demand, particularly in the Internet marketing industry, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior managers, our business and growth could suffer.

If the market for online marketing services fails to continue to develop, our future growth may be limited and our revenue may decrease.

The online and mobile marketing services market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. Some of our current or potential clients have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of Internet and mobile advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. In particular, we are dependent on our clients’ adoption of new metrics to measure the success of online marketing campaigns. We may also experience resistance from traditional advertising agencies who may be advising our clients. We cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, our ability to grow our business may be limited and our revenue may decrease.

Unauthorized access to or accidental disclosure of consumer personally-identifiable information that we collect may cause us to incur significant expenses and may negatively affect our credibility and business.

There is growing concern over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. Despite our implementation of security measures, our computer systems may be susceptible to electronic or physical computer break-ins, viruses and other disruptions and security breaches. Any perceived or actual unauthorized disclosure of personally-identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract website visitors and attract and retain our clients, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information.

We incur significant costs to be a public company to ensure compliance with U.S corporate governance and accounting requirements and we may not be able to absorb such costs.

We incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations. Based on our management’s reasonable estimates, we anticipate that our cost of being a public company, including legal, audit costs, printing, filing fees and other costs will be between $100,000 and $250,000 per year.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

If we fail to keep pace with rapidly-changing technologies and industry standards, we could lose clients or advertising inventory and our results of operations may suffer.

The business lines in which we currently compete are characterized by rapidly changing Internet and mobile marketing standards, changing technologies, frequent new product and service introductions, and changing user and client demands. The introduction of new technologies and services embodying new technologies and the emergence of new industry standards and practices could render our existing technologies and services obsolete and unmarketable or require unanticipated investments in technology. Our future success will depend in part on our ability to adapt to these rapidly-changing Internet and mobile media formats and other technologies. We will need to enhance our existing technologies and services and develop and introduce new technologies and services to address our clients’ changing demands. If we fail to adapt successfully to such developments or timely introduce new technologies and services, we could lose clients, our expenses could increase and we could lose advertising inventory.

Limitations on our ability to collect and use data derived from user activities could significantly diminish the value of our services and cause us to lose clients and revenue.

When a user visits our clients’ websites, we use technologies, including “cookies”, to collect information such as the user’s Internet Protocol, or IP, address, offerings delivered by us that have been previously viewed by the user and responses by the user to those offerings. In order to determine the effectiveness of a marketing campaign and to determine how to modify the campaign, we need to access and analyze this information. The use of cookies has been the subject of regulatory scrutiny and litigation and users are able to block or delete cookies from their browser. Periodically, certain of our clients and publishers seek to prohibit or limit our collection or use of this data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our clients’ marketing campaigns. This risk is heightened when we deliver marketing services to clients in the financial and medical services client verticals. If our access to data is limited in the future, we may be unable to provide effective technologies and services to clients and we may lose clients and revenue.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

After we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

It is also more difficult and expensive for us to obtain director and officer liability insurance as a public company, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. As a public company, we are required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Risks Related to Our Common Stock

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The offering price of our common stock should not be used as an indicator of the future market price of the securities. The offering price bears no relationship to our actual value, and may make our shares difficult to sell.

The offering prince in the private offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.  As such, investors may be unable to sell any shares or make any profit from the investment.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 100,000,000 shares of common stock, with no par value.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

Messrs. Byrd and Hackett’s control may prevent you from directing the course of our operations and may affect the price of our common stock.

Messrs. Byrd and Hackett beneficially own approximately 99.4% of our common stock prior to the offering. As long as Messrs. Byrd and Hackett beneficially own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common stock you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

This is a best efforts offering. Assuming we sell the maximum number of shares, we will receive net proceeds of approximately $7,900,000 after deduction of offering expenses. The summary of the use of proceeds is shown below:

Allocation of funds

Amount raised	$1,000,000	5,0000,000	10,000,000
% of total offering	10%	50%	100%

Allocation
Launch of Mobile App and AR Platform	50,000	200,000	500,000
Hiring/Implementation of National Sales Team	100,000	300,000	500,000
Launch of Nationwide Independent Rep Network	50,000	300,000	500,000
Launch of Trade Show and Seminar Sales Program	50,000	200,000	300,000
Hire Additional Telesales Personnel	50,000	400,000	600,000
Online Marketing/Lead Generation for Telesales	50,000	300,000	500,000
Launch of Local Sales Teams	50,000	300,000	600,000
Channel Partner Marketing	50,000	600,000	800,000
Investor Relations/Conferences	100,000	500,000	800,000
General Sales, Marketing, and Brand Awareness	50,000	200,000	600,000
Development of Additional Technologies	0	100,000	500,000
Acquisition/Integration of Data	0	0	300,000
Working Capital/Full Roll Out of All Programs	100,000	500,000	1,400,000
Offering Costs	300,000	1,100,000	2,100,000
Total	1,000,000	5,000,000	10,000,000

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. The above amounts and priorities for the use of proceeds represent management's estimates based upon current conditions.

DILUTION

The following information is based upon the Company’s unaudited balance sheet as filed in the Company’s Form 10-Q on May 15, 2013, for the period ended March 31, 2013, the net tangible book value of the Company’s assets as of March 31, 2013 is $(110,855).

“Dilution” as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by the Company.

The net tangible book value of the Company at March 31, 2013 was $(110,855) or $(0.006) per share. Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that all of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of March 31, 2013, the then outstanding 20,126,500 shares of common stock plus the 6,250,000 assumed shares sold or 26,376,500 common shares, which would constitute all of the issued and outstanding equity capital of the Company, would have a net tangible book value $12,389,145 (after deducting commissions and offering expenses) or approximately $0.47 per share.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following items influence the dilution in net tangible book value per share to new investors:

Assuming 100% of the shares offered are sold:

●	Public offering price per unit
$2.00
●	Net tangible book value per share as of March 31, 2013
$(0.006)
●	Increase per share attributable to sale of common stock to investors
$0.473
●	Dilution per share to investors
$1.53
●	Dilution as a percentage of the offering price
76.3%

Net tangible book value

	03/31/2013	Offering	Post-offering

Net tangible book value	$(110,855)	$12,500,000	$13,386,145
Shares outstanding	20,126,500	6,250,000	26,376,500

Net tangible book value/
share	$(0.006)	$0.475	$0.470

Increase attributable to raise			$0.475

Initial dilution to new shareholders			$1.53

Assuming 50% of the shares offered are sold:

●	Public offering price per unit
$2.00
●	Net tangible book value per share as of March 31, 2013
$(0.006)
●	Increase per share attributable to sale of common stock to investors
$0.378
●	Dilution per share to investors
$1.627
●	Dilution as a percentage of the offering price
81.11%

Net tangible book value

	03/31/2013	Offering	Post-offering

Net tangible book value	$(110,855)	$6,250,000	$3,789,145
Shares outstanding	20,126,500	3,125,000	23,251,500

Net tangible book value/
Share	$(0.006)	$0.378	$0.373

Increase attributable to raise			$0.169

Initial dilution to new shareholders			$1.627

Assuming 10% of the shares offered are sold:

●	Public offering price per unit
$2.00
●	Net tangible book value per share as of March 31, 2013
$(0.006)
●	Increase per share attributable to sale of common stock to investors
$0.060
●	Dilution per share to investors
$1.945
●	Dilution as a percentage of the offering price
96.99%

Net tangible book value

	03/31/2013	Offering	Post-offering

Net tangible book value	$(110,855)	$700,000	$589.145
Shares outstanding	20,126,500	625,000	20,751,500

Net tangible book value/
Share	$(0.006)	$0.060	$0.055

Increase attributable to raise			$1.945

Initial dilution to new shareholders			$1.572

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

Public Market for Common Stock

Our common stock has been trading on the OTCBB under the symbol ENGA since April 4, 2013. Between February 20, 2013 and April 4, 2013 we traded under the symbol MRKK. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter, or the OTC, equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange. The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Price range of common stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service.  These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Fiscal June 30, 2013				Fiscal July 31, 2012
	High		Low		High		Low
First Quarter (July 1– Sept 30)	$—	(1)	$—	(1)	$—	(1)	$—	(1)
Second Quarter (October 1– December 31)	$—	(1)	$—	(1)	$—	(1)	$—	(1)
Third Quarter (January 1- March 31)	$1.30		$1.30		$—	(1)	$—	(1)
Fourth Quarter (April 1- June 30) (through June 30, 2013)	$1.58		$1.25		$—	(1)	$—	(1)

(1) A public market for our common stock did not exist prior to February 20, 2013.

Holders

As of July 22, 2013, we had 33 shareholders of our common stock.

Transfer Agent and Registrar

ClearTrust, LLC is currently the transfer agent and registrar for our common stock. Its address is 16540 Pointe Village Dr., Suite 206, Lutz, FL 33558. Its phone number is (813) 235-4490.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATIONS

The information and financial data discussed below is derived from our audited financial statements for the period from inception (December 28, 2011) through June 30, 2012 and our unaudited financial statements for the period ended March 31, 2013.  The financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the related notes contained elsewhere in this prospectus. The financial statements contained elsewhere in this prospectus fully represent our financial condition and operations; however, they are not indicative of our future performance.

Overview

We function as a provider of mobile and digital video marketing products and services. We assist business owners in using video to market their products and services, including production or creation of video content, and marketing and distribution of video on the internet or mobile device for the purposes of driving viewership to such video to market the products and services of our clients.

We currently offer to our clients, under the brand name “MarketKast”, a Performance Based Video Marketing System that contains three primary products Pay Per View, Pay Per Call and TargetKast, and a video press release product NewsKast. We promote our products under the concept of Performance Based Video Marketing, meaning that our core business offerings are results based (as opposed to fee based) marketing programs, where the client pays us based on the relative success of the marketing program. Our TargetKast product is a proprietary product that offers our clients the opportunity to “push" video content to a targeted group of potential viewers based on certain selection criteria established by the client.  Once the criteria is established by the client, their content will be delivered to a group of targeted viewers derived from our database of approximately 40,000,000 potential viewers. We also offer our video press release service, NewsKast, to companies who desire to couple video content within their news and information releases. NewsKast is a video news release service, which includes both conventional wire news release as well as additional distribution of news in video form through the various video sharing sites, or through our own NewsKast Video channel.

In the period from inception (December 28, 2011) through March 31, 2013, we generated $13,284 in revenue and incurred a net loss of $252,339. As of March 31, 2013, we had total current assets of $ 93,374 and total current liabilities of $20,500.

Recent Developments

In January 2013, we entered into a Technology License Agreement with Total Communicator Solutions, Inc. pursuant to which we are licensed, on a perpetual term, to use certain mobile augmented reality technology. We intend to integrate that technology into a Mobile Engagement System and launch that system during the first fiscal quarter of 2014.

On March 22, 2013, we filed an Amendment to change our name from “MarketKast, Incorporated” to “Engage Mobility, Inc.” The Amendment was effective as of March 22, 2013. In connection with the name change, our trading symbol was changed from “MRKK” to “ENGA,” effective April 4, 2013

During the period from January 2013 through March 2013, the Company issued notes in principal amounts of an aggregate of $85,000 from several individuals. Such notes have a 48-month term, and an interest of 10% per annum, with interest payable as the principal amounts are due.

Plan of Operation

We are a development stage company. Our activities have been primarily limited to business formation, strategic development, marketing, website and product development, negotiations with third party sales and channel partners, and capital raising activities. We have developed and begun to launch our initial suite of products including Pay Per View, Pay Per Call, TargetKast and NewsKast. However, we have only made nominal sales of these products to date. We are in the process of developing marketing initiatives to sell our products. We do not expect to begin realizing consistent revenue until 2014. As of March 31, 2013, we have taken the following steps to implement our business plan:

1.  We entered into a Technology License Agreement for with Total Communicator Solutions, Inc. pursuant to which we licensed, on a perpetual term, certain mobile augmented reality technology. We have begun the development of Engage Mobile Augmented Reality (AR) browser, mobile application and back end Mobile Customer Relationship Manager (MCRM), with the goal of launching our Mobile AR Marketing system in 2014.

2.  We have developed and launched a video marketing and data delivery system utilizing proprietary video engagement tools and processes, and we have acquired, built and integrated a database of approximately 40 million users into our data delivery platform. We are in the process of integrating our Mobile AR platform, MCRM, data delivery system and video marketing methodology into a single integrated Mobile Engagement System for business, and we anticipate completing and launching that system in the summer of 2013.

3.  We developed and launched a targeted video delivery system under the brand name TargetKast in fiscal 2013. TargetKast is a proprietary video marketing system whereby we deliver a corporate or marketing video, on behalf of our clients, to a specific audience selected from our database of approximately 40 million users, based on criteria established by our client relative to their business objectives. We will integrate TargetKast into our Mobile Engagement System, and will offer the system to clients for purpose of building their customer base.

4.  We launched our NewsKast video press release product in fiscal 2013. NewsKast is a video news release service, which includes both conventional wire news release as well as additional distribution of news in video form through the various video sharing sites, or through our own NewsKast video channel.  We can either use the client’s video content or assist the client in creating a video content about the news. We have begun to experience some initial sales of our NewsKast product as of May 2013.

During the next 12 months, subject to availability of capital, we plan to implement the following steps:

1.
We expect to launch our mobile app in 2014 and bring our mobile augmented reality (AR) technology, browser and MCRM to market at the same time. We expect to market the mobile AR marketing system through direct marketing via the internet, through trade shows and seminars, through the hiring of both national and local sales personnel, through channel partners, independent reps and telesales. Subject to availability of capital, we intend to implement all of these sales initiatives during the first quarter of 2014. This will involve hiring a national sales manager, a number of local sales managers and local sales representatives in up to 50 local markets, five to 15 telesales people, as well as associated staffs. The cost of marketing our mobile AR platform is estimated to be between $50,000 and $250,000 per month, but will be scaled in if and when capital is available.

2.
We expect to continue to market our MarketKast suite of products as up-sales to our mobile AR marketing system. We plan to market these products through the same sales personnel and plans as listed above, and offer MarketKast as follow-on or add-on products and services. The costs associated with marketing MarketKast products and services are expected to be included within the marketing budget outlined in 1 above.

We have a current burn rate, as of March 31, 2013, of approximately $30,000 to $50,000 per month. It includes office rental expenses, payroll, insurance, marketing, travel, telephone, internet and other office expenses, legal and accounting expenses and other miscellaneous expenses including filing fees, transfer agent fees and other costs of being public.

Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of fiscal 2014, we will need to raise additional capital of between $30,000 and $35,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $1,000,000 to $10,000,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $1,000,000 to $10,000,000 of financing will need to be raised in fiscal 2014 in order to effectively implement our business plan.  However, there is no assurance that we will be able to raise any capital in the future, or that capital will be available on terms acceptable to us.

We raised approximately $126,500 in gross proceeds in the private placement closed in June 2012.  In addition, our founders James Byrd, Jr. and Douglas Hackett purchased 10,000,000 shares of founders stock for $25,000 each, resulting in $50,000 of capital to our company. Finally, we raised $180,000 private loan borrowings from lenders from inception through March 31, 2103.

Results of Operations

From inception (December 28, 2011) through June 30, 2012

We have conducted minimal operations during the fiscal year ended June 30, 2012 and we have generated only nominal revenues during this period.  We had net losses of $31,409 for fiscal 2012. Our auditor has expressed doubt as to whether we will be able to continue to operate as a “going concern” due to the fact that the Company has had no material revenues since inception and will need to raise capital to further its operations.

During the fiscal year ended June 30, 2012, we experienced general and administrative expenses of $34,064. These general and administrative expenses consist of rent, insurance, professional fees, travel, employee compensation and other miscellaneous items.

For the period ended March 31, 2013

Since inception, our activities have been primarily limited to business formation, strategic development, marketing, website and product development, negotiations with third party sales and channel partners, and capital raising activities. We have conducted minimal operations during the three months and nine months ended March 31, 2013, and we have generated only nominal revenues during those periods.  We had net losses of $102,080 for the three months ended March 31, 2013, and $220,930, for the nine months ended March 31, 2013. Our auditor has expressed doubt as to whether we will be able to continue to operate as a “going concern” due to the fact that the Company has had no material revenues since inception and will need to raise capital to further its operations.

During the three months ended March 31, 2013, we incurred general and administrative expenses of $99,570, and during the nine months ended March 31, 2013 we incurred general and administrative expenses of $216,739. These general and administrative expenses consist of rent, insurance, professional fees, travel, employee compensation and other miscellaneous items.

Liquidity and Capital Resources

As of March 31, 2013, we had cash of $88,358.  Our primary uses of cash were for development and testing of products, marketing expenses, employee compensation, and general and administrative expenses. We have historically financed our operations through sale of common stock to our founders, private equity offering, and debt from third party lenders. The following trends are reasonably likely to result in a material decrease in our liquidity in both near and long term:

●	An increase in working capital requirements;
●	Addition of administrative and sales personnel as the business grows;

●	Increases in advertising, public relations and sales promotions as we commence operations;
●	Development of new customers and market initiation, and

●	Increased cost of being a public company due to governmental compliance activities.

The following summarizes the key components of the Company’s cash flows for the nine month period ended March 31, 2013:

Cash flows used in operating activities	$(206,233)
Cash flows used in investing activities	$(24,000)
Cash flows from financing activities	$165,000
Net decrease in cash and cash equivalents	$(65,233)

Going Concern

Our financial statements have been prepared on a going concern basis. As of March 31, 2013, we have not generated material revenues since inception.  We expect to finance our operations primarily through our existing cash, our operations and any future financing.  However, there exists substantial doubt about our ability to continue as a going concern because we will be required to obtain additional capital in the future to continue our operations and there is no assurance that we will be able to obtain such capital, through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted. Therefore, there is substantial doubt as to our ability to continue as a going concern. Our ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Critical Accounting Policies

Emerging Growth Company

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic and annual reports.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  As an emerging growth company, we are eligible to delay the adoption of such standards until the earlier of the date that (i) we are no longer an “emerging growth company” or (ii) we affirmatively and irrevocably opt out of the extended transition period for complying with such new or revised accounting standards, provided in Section 7(a)(2)(B) of the Securities Act.

We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of new or revised accounting standards that apply to our financial statements, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting guidelines.

We will remain an emerging growth company from up to the last day of the fifth anniversary of your first registered sale of common equity securities or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We also qualify as a Smaller Reporting Company under Rule 12b-2 of the Securities Exchange Act of 1934, as amended. Moreover, as a Smaller Reporting Company and so long as we remain a Smaller Reporting Company, we benefit from similar exemptions and exclusions as an Emerging Growth Company. In the event that we cease to be an Emerging Growth Company as a result of a lapse of the five year period, but continue to be a Smaller Reporting Company, we would continue to be subject to similar exemptions available to Emerging Growth Companies until such time as we were no longer a Smaller Reporting Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Recently Issued Accounting Pronouncements

We do not expect that recently issued accounting pronouncements will have a material impact on our financial statements.

DESCRIPTION OF BUSINESS

Business Overview

We were incorporated, under the name MarketKast, Inc., under the laws of the State of Florida on December 28, 2011 and we are a development stage company.  On March 22, 2013, we filed Articles of Amendment to our Articles of Incorporation (the “Amendment”) to change our name from “MarketKast, Incorporated” to “Engage Mobility, Inc.” The Amendment was effective as of March 22, 2013. In connection with the name change, our trading symbol was changed from “MRKK” to “ENGA,” effective April 4, 2013.

We function as a provider of mobile marketing systems and solutions for business.  We combine relevant technologies, data management and delivery and proprietary marketing methodology to assist business owners with marketing their products or services.

In January 2013, we entered into a Technology License Agreement with Total Communicator Solutions, Inc. pursuant to which we are licensed, on a perpetual term, to use certain mobile augmented reality technology. We intend to integrate that technology into a Mobile Engagement System and launch that system during the first fiscal quarter of 2014.

Our Mobile Engagement System will include an augmented reality (AR) user interface that will allow businesses to make their printed images “come to life” in video. This is accomplished through image recognition technology that causes an image to be recognized by a smart phone or similar mobile device when the Engage AR app has been downloaded and the device is held up to the image. At that moment the image is sent to the cloud where it is associated with a particular video asset and a video is then played for the user on top of the printed image. The video asset is created, selected and managed by the business owner through our back end Mobile Customer Relationship Manager (MCRM).

Once the initial engagement occurs between business and customer through the AR platform, the customer is further engaged by the business through the MCRM, and the business is then able to continuously interact with the customer through push notification, loyalty and rewards programs and is able to use the MCRM for purpose of obtaining real time analytics into customer location and behavioral patterns.

Finally, we will utilize our marketing and data delivery methodologies and systems for the purpose of assisting the business owner in building and interacting with its customer base.

We believe our Mobile Engagement System will be the most complete augmented reality platform and MCRM for business when it is introduced to market, and that it will provide a compelling and cost effective way for businesses of all size and type to reach new and existing customers, and to interact with those customers in the desired mobile environment.

As of May 2013 we have taken the following steps to become an operating company:

1.
We entered into a Technology License Agreement for with Total Communicator Solutions, Inc. pursuant to which we licensed, on a perpetual term, certain mobile augmented reality technology. We have begun the development of Engage Mobile Augmented Reality (AR) browser, mobile application and back end Mobile Customer Relationship Manager (MCRM), with the goal of launching our Mobile AR Marketing system in 2014.

2.
We have developed and launched a video marketing and data delivery system utilizing proprietary video engagement tools and processes, and we have acquired, built and integrated a database of approximately 40 million users into our data delivery platform. We are in the process of integrating our Mobile AR platform, MCRM, data delivery system and video marketing methodology into a single integrated Mobile Engagement System for business, and we anticipate completing and launching that system in the summer of 2013.

3.
We developed and launched a targeted video delivery system under the brand name TargetKast in fiscal 2013. TargetKast is a proprietary video marketing system whereby we deliver a corporate or marketing video, on behalf of our clients, to a specific audience selected from our database of approximately 40 million users, based on criteria established by our client relative to their business objectives. We will integrate TargetKast into our Mobile Engagement System, and will offer the system to clients for purpose of building their customer base.

4.
We launched our NewsKast video press release product in fiscal 2013. NewsKast is a video news release service, which includes both conventional wire news release as well as additional distribution of news in video form through the various video sharing sites, or through our own NewsKast video channel.  We can either use the client’s video content or assist the client in creating a video content about the news. We have begun to experience some initial sales of our  NewsKast product as of May 2013.

During the next 12 months we intend to take the following additional steps to market our products and services:

1.
We expect to launch our Mobile Engagement System in fiscal 2014 and bring our mobile augmented reality (AR) technology, browser, MCRM and data and video delivery platforms to market at the same time, in one integrated system. We expect to market the Mobile Engagement System through direct marketing via the internet, through trade shows and seminars, through the hiring of both national and local sales personnel, through channel partners, independent reps and telesales. Subject to availability of capital, we intend to implement all of these sales initiatives during the first quarter of 2014. This will involve hiring a national sales manager, a number of local sales managers and local sales representatives in up to 50 local markets, five to 15 telesales people, as well as associated staffs. The cost of marketing our mobile AR platform is estimated to be between $50,000 and $250,000 per month, but will be scaled in if and when capital is available.

2.
We expect to continue to market our MarketKast suite of products as up-sales to our mobile AR marketing system. We plan to market these products through the same sales personnel and plans as listed above, and offer MarketKast as follow-on or add-on products and services. The costs associated with marketing MarketKast products and services are expected to be included within the marketing budget outlined in 1 above.

We have a current burn rate, as of May 2013, of approximately $30,000 to $50,000 per month. It includes office rental expenses, payroll, consulting fees, insurance, marketing, travel, telephone, internet and other office expenses, legal and accounting expenses and other miscellaneous expenses including filing fees, transfer agent fees and other costs of being public.

Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of fiscal 2014, we will need to raise additional capital of between $30,000 and $50,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $1,000,000 to $10,000,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $1,000,000 to $10,000,000 of financing will need to be raised in fiscal 2014 in order to effectively implement our business plan.  However, there is no assurance that we will be able to raise any capital in the future, or that capital will be available on terms acceptable to us.

In June 2012, we completed a private placement offering by selling 126,500 shares of common stock to 30 investors for approximately $126,500.

In January 2013, we entered into a Technology License Agreement with Total Communicator Solutions, Inc. pursuant to which we are licensed, on a perpetual term, to use certain mobile augmented reality technology. We intend to integrate that technology into a mobile marketing system and launch that system during the first fiscal quarter of 2014.

On March 22, 2013, we filed an Amendment to change our name from “MarketKast, Incorporated” to “Engage Mobility, Inc.” The Amendment was effective as of March 22, 2013. In connection with the name change, our trading symbol was changed from “MRKK” to “ENGA,” effective April 4, 2013.

We do not own any real estate and no real property is included in our financial statements.  We lease our corporate office in Orlando, Florida on a month to month lease at $500 per month, and we lease office space in Kansas City, Missouri on a month to month lease at $850 per month.

Our Service

We provide a full menu of mobile and online marketing services for business owners who want to grow or maintain their customer base, with the focus being on using video content as a marketing platform for driving customer acquisition.

Our Strategy

Our objective is to become the leader in mobile marketing, data delivery and customer engagement for business owners. We believe that the mobile marketing industry is growing rapidly and with our augmented reality platform, MCRM, data delivery and marketing system we are poised to take advantage of that growth.

Acquire and Retain Clients.  We believe a strong and diverse client base is critical to the success of our company. The use of mobile marketing is growing rapidly, and our ability to acquire business owners as clients during this growth phase is important to developing market share. We intend to focus on client acquisition through a variety of means including e-mail marketing, national and local sales marketing, telemarketing, development of agreements with channel partners, as well as the use of conventional Internet marketing methods such as pay per click and cost per acquisition programs. Finally, we intend to use our own marketing efforts for our video content and video syndication for the purpose of driving customer acquisition and revenues. Once we have acquired the client initially, we intend to continue to work with the client to deepen the relationship as we assist the client in using our services to enhance their business. If we do a good job for clients and help their business grow, we should be able to expand our relationship with the client as well, resulting in greater long term sustainable revenue for us.  However, we cannot be certain that we will be able to expand our relationships with our clients in order to create such revenue and that we will be able to generate long term sustainable revenue from such relationships.  .

Expand Product Offerings.  It is our objective to “productize” our services as much as possible, so that we can develop specific offerings that would appeal to every potential client. We are about to launch our Mobile Engagement System as described herein, but we will continue to add to that system with complementary and compatible product offerings designed to enhance the relationship between us and our clients. We anticipate that by offering a broad scope of products to our clients and potential clients, we enhance our ability to gain market share. However, we do not know if, or when, any such future products or expanded offerings will be available.

Distribution and Marketing

We plan to distribute our products and services through national and local sales efforts, independent reps, channel partners, online marketing, and video marketing, as well as through email, our website, social networks, telemarketing and by affiliating with channel partners such as advertising and other marketing companies.  We intend to use both internal and outsourced sales groups and programs to sell our products and offerings to qualified client lists and databases.

Operations

Our business operations are divided into the following core functions:

Sales and Marketing

We either have implemented, or intend to implement all of the above stated programs in fiscal 2014 for purposes of driving customer acquisition and building our revenue base. Our sales and marketing initiatives will include deployment and oversight of our internal sales and marketing personnel, our outsourced telesales and channel partner sales organizations, and our email and direct marketing partners to deploy an array of marketing programs as set forth above and herein.

Product and Website Development, Publishing and Information Management

We are continually working to update and develop our product offerings, website and landing sites to create a better and more robust branding and suite of product offerings. We will use our internal development, marketing and publishing personnel to keep our offerings and information current in all respects, including the issuance of press releases and product updates, client newsletters, the creation and publishing of new video content on our mobile app, website and landing sites, and the updating of all social media platforms and initiatives with all pertinent information on our company and our offerings.

Fulfillment

We will deploy both internal product fulfillment and outsourced fulfillment services that will fulfill all sales and service obligations to our customers.

Customer Service

We will have a dedicated customer services group with two primary functions. One is to answer questions about products, procedures and our business philosophy.  In addition, our customer service group will monitor fulfillment and solve fulfillment issues and handle other aspects of post purchase issues that may arise.

Competition

In the past few years, the number of online and mobile video technologies, offerings and companies has grown rapidly. The markets for the products and services that we offer are very competitive, are rapidly evolving and have relatively low barriers to entry. In addition to other video production and technology companies, we compete with all general advertising and marketing companies who eventually will want to include video marketing in their suite of product offerings, and who may develop their own similar products and compete with us for market share. These potential competitors may have more mature lines of distribution than us, be better financed than us, or may create a product offering that is superior to ours. Any of these factors can cause a competitor to take market share away from us or otherwise substantially hurt our business. We believe that competition in our market is based predominantly on:

●	price
●	brand recognition;

●	product and service components and deliverables;
●	track record of creating and keeping satisfied clients;

●	success of underlying marketing programs for online video content;
●	order delivery performance and customer service.

We believe that we will enjoy the following competitive advantages:

●
Our President, Douglas S. Hackett, has experience in internet marketing including video driven internet marketing.  We believe his knowledge of design and sales strategy gleaned from previous experience with online marketing products and services, will be critical to our success.

●
We intend to provide a suite of products that will allow all business owners to use our Mobile Engagement System including the pricing of our product offerings based on per user or performance based pricing. By developing a user based pricing model, we believe that we will make mobile marketing business video affordable for all business owners, even small proprietors or home based business owners. By opening this door to a larger group of potential users, we believe that we have the ability to gain market share rapidly and take a leadership role in this growing space.

●
We will use our outsourced relationships to keep costs down, which will allow us to offer competitive pricing. We have outsourced certain sales and fulfillment functions, including the outsourcing of certain fulfillment functions to offshore contractors, and that will allow us to keep our sales and fulfillment costs low and marginal. This will allow us to maintain margin and pricing integrity, and this should give us a competitive advantage.  .

Government Regulation

We are subject to a number of laws and regulations that affect companies generally and specifically those conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business.  Existing and future laws and regulations may impede our growth. These regulations and laws may cover online marketing, e-mail marketing, telemarketing, taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the internet, e-commerce, digital content and web services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

Intellectual Property

Although we believe that our business methodology is proprietary in terms of how we deliver our service to our client, and how we use deploy video in a marketing context, we currently hold no patents, copyrights or trademarks. It is our plan to trademark our key products as we develop them, subject to applicable laws and regulations, however, we have not filed for any such protection as of yet. It is our policy to enter into confidentiality agreements with any outsourced sales or service providers so that our proprietary methodology, customer’s lists and business information are contractually protected, and we intend to enforce any such contractual provisions as the law allows in the event of a breach. We cannot assure you that these contractual arrangements will prevent third parties from acquiring or using our proprietary business information to compete against us.

Employees

We currently have 7 full time and 3 part time employees in the areas of sales, marketing, IT and tech support, financial management, administrative, investor relations and executive management.

DESCRIPTION OF PROPERTY

We rent our office space at 2295 S. Hiawassee Road, Suite 414, Orlando, Florida from Olympic Properties, LLC.  This property is a sublease of a partition of a 1,200 square foot office that is owned by Mr. Byrd, our chief executive officer, and is also rented by his law firm.  We currently pay $500.00 per month, on a month to month lease, for office use, including power and internet. Additionally, we rent office space in Parkville, Mo for $850 per month which houses our sales, marketing, IT, investor relations and network management personnel.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
James S. Byrd, Jr.	54	Chief Executive Officer, Secretary and Chairman
Douglas S. Hackett	49	President, Chief Operating Officer, Acting Chief Financial Officer, Treasurer and Director

James Byrd Jr. has served as our chief executive officer, secretary and chairman of the board of directors since inception. Mr. Byrd has spent his career focused on building businesses in a wide range of industries, from start-ups to mature companies, both publicly traded and privately held.  In addition to being CEO of our Company, Mr. Byrd is also a practicing attorney and partner in Byrd & Byrd, PL, a small commercial law firm that he owns with his wife. Prior to that, Mr. Byrd was a Managing Director and Attorney for the Morgan & Morgan Business Trial Group (2010 – 2012). From 2008 to 2009 Mr. Byrd was the Chairman and CEO of Gen2Media Corp. (now Vidaroo Corp), and was a Director at Best Energy Services, Inc.  Mr. Byrd was also a Principal owner and Managing Member of Vanguard Capital, LLC, a privately owned venture capital firm, from 2005 to 2010.  We believe that Mr. Byrd’s experience as a business attorney, public company officer and director qualify him to serve on our board of directors.

Douglas S. Hackett has served as our president, chief operating officer, treasurer and director since inception and was appointed as our acting chief financial officer in July 2012. He is a media and marketing veteran with special interest in humanitarian projects around the world.   Mr. Hackett has experience in public company and privately held business leadership positions.  From 2011 until the present, he has served as Partner and CEO of Market Leverage, LLC, a digital advertising network.  From 2009 until 2011 he served on the Board of Directors of C3 Investment Fund, a fund related to the Global Orphan Project concentrated on sustainable business projects in third world countries to support the care of children.  From 2011 to 2012, he was a Member of Life Giving Fuels, LLC and LSK Farms, entities that concentrate on sustainable bio fuel and farming projects.  In 2012, he served as a Board Member of a mobile marketing company called Total Communicator Solutions, Inc.  In addition, he is a Co-Founder (2009) and currently serving as Chairman of the Board of Directors for Life Giving Force, LLC, a for profit company focused on delivering clean water solutions to third world countries and specializes in disaster relief assistance.  Mr. Hackett also serves on the Board of Directors of the World Rainforest Foundation (2009-Present), a non-profit organization focused on preserving the unique and precious resources that abound in undisturbed natural rainforest land for future generations of the world.  Mr. Hackett presently serves as a Director for Looking Glass Funds, a venture fund that targets emerging companies with strong growth potential for early stage financing.  Mr. Hackett is currently a Board Member and President for Hackett Media Direct, a technology firm that specializes in website hosting, web-based marketing services and database management.  We believe that Mr. Hackett’s experience as an entrepreneur and officer and director of public company qualify him to serve on our board of directors.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table — Inception (December 28, 2011) through June 30, 2012

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year Ended June 30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Byrd, Jr. CEO, Secretary and Chairman	2012	$1	-	-	-	-	-	-	$1
Douglas S. Hackett President, COO and Director	2012	$1	-	-	-	-	-	-	$1

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of June 30, 2012.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board of directors’ meetings. They do not receive any other compensation for serving on the board of directors, but may participate in our incentive compensation program, once such a program is established.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

We rent our office space at 2295 S. Hiawassee Road, Suite 414, Orlando, Florida from Olympic Properties, LLC.  This property is a sublease of a partition of a 1,200 square foot office that is owned by Mr. Byrd, our chief executive officer, and is also rented by his law firm.  We currently pay $500.00 per month, on a month to month lease, for office use, including power and internet.

In January 2012, we issued 20,000,000 founder shares to our executive officers and directors for $50,000 in total.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 5, 2013, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 2295 S. Hiawassee Rd., Ste. 414, Orlando, Florida, 32835.

	Amount and Nature of Beneficial	Percentage
Name and Address of Beneficial Owner	Ownership	of Class (1)
Executive Officers and Directors
James S. Byrd, Jr. (2)	10,000,000	49.7%
Douglas S. Hackett (3)	10,000,000	49.7%
Directors and executive officers as a group (2 persons)	20,000,000	99.4%
Other 5% Holders:
None.

(1)
Based on 20,126,500 shares of common stock issued and outstanding as of July 8, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Including 10,000,000 shares of common stock held by James S. Byrd, Jr. and Robin U. Byrd, TBE.
(3)	Including 10,000,000 shares of common stock held by Douglas S. Hackett and Neala S. Hackett, TBE.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized stock consists of 100,000,000 shares of common stock, with no par value. There are currently 20,126,500 shares of common stock issued and outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;
●	industry practice;
●	our financial condition and performance;
●	our future prospects;
●	our cash needs and capital investment plans;
●	our obligations to holders of any preferred stock we may issue;
●	income tax consequences; and
●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

PLAN OF DISTRIBUTION

We are offering up to 6,250,000 shares of common stock on a self-underwritten basis. The offering price is $2.00 per share. Funds from this offering will not be placed in a separate bank account.  We will have immediate use of the net proceeds. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment. There are no finders involved in our distribution.

You will not have the right to withdraw your funds during the offering.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and,

2. The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

We hereby confirm that our directors and officers are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They will continue to be our officers and directors at the end of the offering and have not been, during the last twelve months a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the Securities and Exchange Commission, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officers and directors will also distribute the prospectus to potential investors at meetings, to business associates, and to friends and relatives who are interested in a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

The Company reserves the right to sell the securities in this offering though a placement agent, broker, dealer, finder, underwriter and/or wholesaler.  We will provide an applicable prospectus supplement (i) the identity of any underwriter, dealer or agent, (ii) any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, (iii) any discounts, concessions or commissions allowed by underwriters to participating dealers, (iv) the amounts underwritten; and (v) the nature of the underwriter’s or underwriters’ obligation to take the securities. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Section 15(g) of the Exchange Act - Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size, and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

●	with bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our securities because it will be subject to these penny stock rules. Therefore, security holders may have difficulty selling those securities.

Regulation M

Each of our officers and directors, who will promote the shares, is aware that he is required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the Securities and Exchange Commission and continue for a period of 365 days, or sooner if the offering is completed or otherwise terminated by us.

We will not offer to sell through the use or medium of any prospectus or otherwise any security until this registration statement is declared effective by the Securities and Exchange Commission.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the common stock offered by this Prospectus will be passed upon for us by Szaferman, Lakind, Blumstein, Blades, PC, Lawrenceville, New Jersey.

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Kingery & Crouse, P.A., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ENGAGE MOBILITY, INC.
(a development stage company)
BALANCE SHEETS

	March 31,	June 30,
	2013	2012
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$88,358	$153,591
Prepaid expenses and other current assets	5,016	2,500

Total Current Assets	93,374	156,091

Intangible asset deposit	24,000	-

Other assets	1,287	-

TOTAL ASSETS	$118,661	$156,091

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$20,500	$2,000

Total Current Liabilities	20,500	2,000

LONG TERM LIABILITIES
Notes payable	180,000	15,000

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock - No Par Value;
Authorized: 100,000,000
Issued and Outstanding: 20,126,500	166,500	166,500
Paid in capital	4,000	4,000
Deficit accumulated during the development stage	(252,339)	(31,409)

Total Stockholders' Equity (Deficit)	(81,839)	139,091

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$118,661	$156,091

The accompanying notes are an integral part of these financial statements.

ENGAGE MOBILITY, INC.
(a development stage company)
STATEMENTS OF OPERATIONS
Three Months and Nine Months Ended March 31, 2013 and 2012, and
Inception (December 28, 2011) through March 31, 2013
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months	Inception
	Ended	Ended	Ended	Ended	to
	March 31,	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012	2013

REVENUE	$6,245	$-	$10,234	$-	$13,234

COST OF SALES	5,000	-	9,176	-	9,176

GROSS PROFIT	1,245	-	1,058	-	4,058

OPERATING EXPENSES:

GENERAL AND ADMINISTRATIVE EXPENSES	99,570	4,958	216,739	4,958	250,803

TOTAL OPERATING EXPENSES	99,570	4,958	216,739	4,958	250,803

OPERATING LOSS	(98,325)	(4,958)	(215,681)	(4,958)	(246,745)

INTEREST EXPENSE	3,755	-	5,249	-	5,594

LOSS BEFORE INCOME TAXES	(102,080)	(4,958)	(220,930)	(4,958)	(252,339)

INCOME TAXES	-	-	-	-	-

NET LOSS	$(102,080)	$(4,958)	$(220,930)	$(4,958)	$(252,339)

Net Loss Per Common Share, basic & diluted	$(0.01)	$-	$(0.01)	$-

Weighted Average Common Shares Outstanding, basic & diluted	20,126,500	20,040,000	20,126,500	20,004,444

The accompanying notes are an integral part of these financial statements.

ENGAGE MOBILITY, INC.
(a development stage company)
STATEMENTS OF CASH FLOWS
Nine Months Ended March 31, 2013 and 2012, and
Inception (December 28, 2011) through March 31, 2013
(Unaudited)

	Nine Months	Nine Months	Inception
	Ended	Ended	to
	March 31,	March 31,	March 31,
	2013	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES

Net cash (used in) operating activities	$(206,233)	$(16,532)	$(234,142)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible asset	(24,000)	-	(24,000)
Net cash (used in) investing activities	(24,000)	-	(24,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	165,000	15,000	180,000
Common shares issued for cash	-	90,000	166,500
Net cash provided by financing activities	165,000	105,000	346,500

Net increase (decrease) in cash	(65,233)	88,468	88,358
Cash - beginning balance	153,591	-	-

CASH ENDING BALANCE	$88,358	$88,468	$88,358

Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

ENGAGE MOBILITY, INC.
(a development stage company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
March 31, 2013

NOTE 1	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

MarketKast Incorporated (the “Company”), is a development stage company incorporated on December 28, 2011, under the laws of the State of Florida. The Company changed its name to Engage Mobility, Inc. during April 2013. The Company intends to function as a provider of online video production, distribution, syndication and marketing services for business owners.

We are a development stage company and to date, we have received no material revenues from our operations. Initial operations have included organization, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace.

The Company has adopted its fiscal year end to be June 30.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and Rule 8.03 of Regulation SX. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.  For further information, refer to the consolidated financial statements of the Company as of June 30, 2012, and for the period from inception through June 30, 2012, including notes thereto.

NOTE 2	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development Stage Company

The Company is a development stage company and is still devoting substantially all of its efforts on establishing the business, and therefore its planned principal operations have not commenced. Losses accumulated since inception, have been considered part of the Company’s development stage activities.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenue streams of the Company:

Revenue is recognized at the time the product is delivered or the service is performed. Revenue is reported net of any provision for sales refunds and returns which will be estimated based on the Company’s historical experience or where it exists, a reserve percentage established by agreement. Where the Company has entered into a revenue sharing agreement with a third party, the Company will record its’ proportionate share of the revenue.

Deferred revenue is recorded for amounts received in advance of the time at which services are performed and included in revenue at the completion of the related services.

Intangible Assets and Long Lived Assets

The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Fair value of financial instruments

The Company’s short-term financial instruments consist of cash and cash equivalents and accrued expenses. The carrying amounts of the financial instruments approximate fair value because of their short-term maturities.  The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments. The carrying value of the Company’s long-term debt approximates fair value based on the terms and conditions at which the Company could obtain similar financing.

Income Taxes

The Company follows ASC 740 Income Taxes for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

All tax periods from inception remain open to examination by taxing authorities.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718 Stock Compensation. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Net Income (Loss) Per Common Share

Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Recent Pronouncements

The Company does not believe that recently issued accounting pronouncements will have a material impact on its financial statements.

NOTE 3	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $252,339 and has no significant revenue generating operations. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to execute its development strategy, the Company’s cash position may not be sufficient to support the Company’s daily operations without significant financing.  While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

NOTE 4	ACCRUED EXPENSES

Accounts payable and accrued expenses consist of payables and accruals from normal operations of the business.  As of March 31, 2013, the balance is $20,500.

NOTE 5	NOTES PAYABLE

During the period from March 2012 through March 2013, the Company borrowed an aggregate of $95,000 from an individual bearing interest at 10% per annum, payable interest only until March 1, 2015, when the principal balance is due.

During the period from January 2013 through March 2013, the Company borrowed an aggregate of $85,000 from several individuals bearing interest at 10% per annum, payable interest only for 48 months when the principal balance is due.

NOTE 6	STOCKHOLDERS’ EQUITY (DEFICIT)

Common stock

Common Stock includes 100,000,000 shares authorized at no par value.

During December 2011 the Company issued 20,000,000 shares of common stock for cash at $0.0025 per share for a total value of $50,000 to its founders.

From March through June 2012, the Company issued 126,500 shares of common stock for cash at $1.00 per share or a value of $126,500. The Company incurred $10,000 in costs associated with the private offering which have been charged against the proceeds of the offering.

During the period ended June 30, 2012, affiliates contributed services with a fair value of $4,000 to the Company which has been charged to operations during the period.

NOTE 7	COMMITMENTS

During January 2013 the Company entered into a licensing and development agreement with a third party to develop and integrate a mobile communication platform for a fee aggregating $73,000 of which $24,000 was paid in the period ended March 31, 2013. In addition to the development fee the Company will pay a monthly license fee based on the number of users.

MARKETKAST INCORPORATED
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

AS OF JUNE 30, 2012

Financial Statements Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
MarketKast Incorporated
(A Development Stage Company)

We have audited the accompanying balance sheet of MarketKast Incorporated (a development stage Company) as of June 30, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (December 28, 2011) to June 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing, the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MarketKast Incorporated as of June 30, 2012, and the results of its operations, and its cash flows for the period from inception (December 28, 2011) to June 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred significant losses from operations and has no significant revenue generating operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery & Crouse PA
Tampa, Florida
July 23, 2012

MARKETKAST INCORPORATED
(a development stage company)
BALANCE SHEET
As of June 30, 2012

ASSETS

CURRENT ASSETS
Cash	$153,591
Prepaid expenses	2,500

Total Current Assets	156,091

TOTAL ASSETS	$156,091

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$2,000

Total Current Liabilities	2,000

LONG TERM LIABILITIES
Note payable	15,000

STOCKHOLDERS' EQUITY

Common Stock - No Par Value;
Authorized: 100,000,000
Issued and Outstanding: 20,126,500	166,500
Paid in capital	4,000
Deficit accumulated during the development stage	(31,409)

Total Stockholders' Equity	139,091

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$156,091

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
STATEMENT OF OPERATIONS
Inception (December 28, 2011) through June 30, 2012

REVENUE	$3,000

OPERATING EXPENSES:

GENERAL AND ADMINISTRATIVE EXPENSES	34,064

TOTAL OPERATING EXPENSES	34,064

OPERATING LOSS	(31,064)

INTEREST EXPENSE	345

LOSS BEFORE INCOME TAXES	(31,409)

INCOME TAXES	-

NET LOSS	$(31,409)

Net Loss Per Common Share, basic & diluted	$(0.00)

Weighted Average Common Shares Outstanding, basic & diluted	20,044,411

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
Inception (December 28, 2011) Through June 30, 2012

				DEFICIT
				ACCUMULATED
				DURING THE
	COMMON STOCK		PAID-IN	DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

Stock issued as founder's shares on December 28, 2011, at $0.0025 per share for cash	20,000,000	$50,000	$-	$-	$50,000

Stock issued for cash from March through June 2012, at $1.00 per share	126,500	126,500	-	-	126,500

Private placement costs	-	(10,000)	-	-	(10,000)

Contributed services	-	-	4,000	-	4,000

Net Loss	-	-	-	(31,409)	(31,409)
Balance, June 30, 2012	20,126,500	$166,500	$4,000	$(31,409)	$139,091

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
STATEMENT OF CASH FLOWS
Inception (December 28, 2011) through June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(31,409)

Contributed services	4,000
Increase in prepaid expenses	(2,500)
Increase in accounts payable and accrued expenses	2,000

Total adjustments to net income	3,500

Net cash (used in) operating activities	(27,909)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES

Note payable	15,000
Common shares issued for cash, net	166,500

Net cash provided by financing activities	181,500

Net increase in cash	153,591
Cash - beginning balance	-

CASH ENDING BALANCE	$153,591

Cash paid for:
Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2012

NOTE 1	NATURE OF OPERATIONS

MarketKast Incorporated (the “Company”), is a development stage company incorporated on December 28, 2011 under the laws of the State of Florida. The Company intends to function as a provider of online video production, distribution, syndication and marketing services for business owners.

We are a development stage company and to date, we have received no material revenues from our operations. Initial operations have included organization, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace.

The Company has adopted its fiscal year end to be June 30.

NOTE 2	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development Stage Company

The Company is a development stage company and is still devoting substantially all of its efforts on establishing the business, and therefore its planned principal operations have not commenced. Losses accumulated since inception, have been considered part of the Company’s development stage activities.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered or the service is performed. Revenue is reported net of any provision for sales refunds and returns which will be estimated based on the Company’s historical experience or where it exists, a reserve percentage established by agreement. Where the Company has entered into a revenue sharing agreement with a third party, the Company will record its’ proportionate share of the revenue.

Deferred revenue is recorded for amounts received in advance of the time at which services are performed and included in revenue at the completion of the related services.

Intangible Assets and Long Lived Assets

The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Fair value of financial instruments

The Company’s short-term financial instruments consist of cash and cash equivalents and accrued expenses. The carrying amounts of the financial instruments approximate fair value because of their short-term maturities.  The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments. The carrying value of the Company’s long-term debt approximates fair value based on the terms and conditions at which the Company could obtain similar financing.

Income Taxes

The Company follows ASC 740 Income Taxes for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

All tax periods from inception remain open to examination by taxing authorities.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718 Stock Compensation. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Net Income (Loss) Per Common Share

Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Recent Pronouncements

The Company does not believe that other recently issued accounting pronouncements will have a material impact on its financial statements.

NOTE 3	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $31,409 and has no significant revenue generating operations. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to execute its development strategy, the Company’s cash position may not be sufficient to support the Company’s daily operations without significant financing.  While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

NOTE 4	ACCRUED EXPENSES

Accounts payable and accrued expenses consist of accruals from normal operations of the business.  As of June 30, 2012 the balance is $2,000.

NOTE 5	NOTE PAYABLE

During March 2012 the Company borrowed $15,000 pursuant to a note bearing interest at 10% per annum, payable interest only until March 1, 2015, when the principal balance is due.

NOTE 6	STOCKHOLDERS’ EQUITY

Common stock

Common Stock includes 100,000,000 shares authorized at no par value.

During December 2011 the Company issued 20,000,000 shares of common stock for cash at $0.0025 per share for a total value of $50,000 to its founders.

From March through June 2012, the Company issued 126,500 shares of common stock for cash at $1.00 per share or a value of $126,500. The Company incurred $10,000 in costs associated with the private offering which have been charged against the proceeds of the offering.

During the period ended June 30, 2012, affiliates contributed services with a fair value of $4,000 to the Company which has been charged to operations during the period.

NOTE 7	INCOME TAXES

No provision was made for federal income tax since the Company has significant net operating losses. From inception to June 30, 2012, the Company had an operating loss of $27,409. The net operating loss carry-forwards may be used to reduce taxable income through the year 2032. The principal difference between the net operating loss for book purposes and income tax purposes results from contributed services by affiliates. The availability of the Company’s net operating loss carry-forwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of June 30, 2012, are as follows:

Deferred tax assets:
Federal net operating loss	$4,100
State net operating loss	1,600
5,700
Total deferred tax assets
Less valuation allowance	(5,700)

$--

The Company has provided a 100% valuation allowance on the deferred tax assets at June 30, 2012, to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the periods ended June 30, 2012, is as follows:

Federal income tax rate	(15.0)%
State tax, net of federal benefit	(5.0)
Increase in valuation allowance	20.0
Effective income tax rate	-%

ENGAGE MOBILITY, INC.

6,250,000 Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is April 4, 2014